EXHIBIT 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS

BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND

CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of June 7, 2024, and effective as of June 1, 2024 (the “Effective Date”), by and between Midwest Energy Emissions Corp., a Delaware corporation (the “Company”), and James Trettel (“Executive”).

RECITALS:

A. The Company and Executive previously entered into an Employment Agreement, dated as of January 1, 2014, which expired on December 31, 2016; and

B. The Executive continues to be employed by the Company, and the Company and the Executive now wish to enter in a new employment agreement and memorialize the terms thereof.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement. During the Term (as defined below), Executive shall serve as Executive Vice President of Operations of the Company (unless earlier terminated pursuant to the terms of this Agreement). Executive’s duties and responsibilities as an executive and employee of the Company shall include advisory, strategic, operational management and other services as are reasonably expected from a person in the position of Executive Vice President of Operations of the Company, and/or such other or additional duties and responsibilities as are reasonably assigned to Executive from time to time by the Chief Executive Officer. While serving as Executive Vice President of Operations, Executive shall report directly to the Chief Executive Officer.

2. Devotion to Duties. Executive shall devote such time, attention, energy, skill and efforts to his duties and responsibilities hereunder and to the business of the Company and, as applicable, its Subsidiaries (as defined below), as is reasonably necessary to enable Executive to carry out such duties efficiently and effectively. During the Term, Employee shall not be engaged in any other business activity that conflicts with his duties and responsibilities to the Company or with the business of the Company, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

3. Location. Executive shall not be required to report to any specific physical location to render services to the Company and shall be able to perform the services contemplated hereunder from remote locations. Executive shall be required to travel from time to time as is necessary to perform his duties and responsibilities on behalf of the Company.

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4. Compensation.

(a) Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive at an annual base salary rate of $600,000 per year, payable in accordance with the Company’s standard payroll procedures, as may exist from time to time (the “Base Salary”). The Base Salary may be increased from time to time solely at the discretion of the Board of Directors of the Company (the “Board”) (or committee thereof).

(b) Bonuses. In addition to the Base Salary, Executive shall be eligible to receive bonus compensation in such amounts and at such times as the Board (or committee thereof) shall from time to time determine and which shall not exceed $500,000 annually (based upon an annual period commencing June 1 in the applicable year and ending May 31 in the following year) (the “Bonus Compensation”). Such Bonus Compensation will be at the sole discretion of the Board (or committee thereof).

(c) Equity Compensation. Subject to the sole discretion of the Board (or committee thereof), Executive may be granted equity awards, from time to time, under the Company’s 2017 Equity Incentive Plan or such other plan that the Company may adopt.

(d) Benefits. During the Term, Executive may participate in group health plans, retirement plans, incentive plans and other employee benefits that may from time to time be made generally available to executive employees of the Company subject to the eligibility requirements and other terms, conditions, plans and policies thereof of general applicability (including applicable employee contributions). The Company and its Subsidiaries reserve the right to change, amend or terminate any perquisites or benefits provided to senior management, or other employees in their sole discretion. Eligibility for any and all such benefits provided in this Section 4(d) shall terminate on the expiration or earlier termination of the Term, except as otherwise required by law. Executive shall be subject to the policies or procedures that the Company or its Subsidiaries may adopt or implement from time to time with respect to its senior management.

(e) Auto Allowance. During the Term, Executive shall be entitled to receive a monthly automobile allowance of up to [***] for the use of a vehicle being utilized by Executive.

(f) Vacation. During the Term, Executive shall be entitled to six (6) weeks of paid vacation per year.

(g) Expense Reimbursement. The Company will reimburse Executive for (or, at the Company’s option, pay) business travel and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his services hereunder during the Term, in accordance with the policies of the Company, subject to Executive submitting appropriate receipts and other documentation in reasonable detail to the Company. The Executive shall also be entitled to a monthly home office allowance of [***].

(h) Withholding. The Company shall be entitled to withhold such amounts on account of employment and payroll taxes and similar matters required by applicable law, rule or regulation of any appropriate governmental authority.

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5. Term. The term of this Agreement shall commence as of the Effective Date and shall extend from that date for a period of three (3) years (the “Initial Term”), unless earlier terminated as provided in Section 6 of this Agreement; provided, however, that commencing on the first day after the expiration of the Initial Term and on each anniversary of such date thereafter, this Agreement and the Executive’s employment hereunder will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than sixty (60) calendar days prior to the otherwise scheduled termination date, that such party does not want this Agreement and the term of Executive’s employment so to extend. The Initial Term, as renewed by any additional successive one-year periods, is referred to herein as the “Term”.

6. Termination.

(a) Termination Without Cause. Prior to the end of the Term, the Company may terminate this Agreement and Executive’s employment hereunder at any time upon giving thirty (30) days prior written notice to Executive.

(b) Termination for Cause. Prior to the end of the Term, the Company may terminate this Agreement and Executive’s employment hereunder for Cause, upon giving no less than ten (10) days prior written notice thereof to Executive, which notice will specify in reasonable detail the facts and circumstances alleged to constitute “Cause”. For purposes of this Agreement, “Cause” means any of the following:

(i) Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any crime of moral turpitude;

(ii) the commission by Executive of any act of gross negligence, gross incompetence, intentional misconduct or repeated insubordination in the performance of Executive’s duties as an Executive of the Company or its Subsidiaries;

(iii) the commission by Executive of any act of fraud, embezzlement, theft or dishonesty with respect to the Company or its Subsidiaries or in connection with Executive’s employment hereunder;

(iv) Executive’s continued insobriety, abuse of alcohol or use of illegal drugs or other acts or conduct that results in material public disgrace or disrepute for Executive or the Company;

(v) Executive’s failure to comply with the directives or policies of the Company; or

(vi) Executive’s material breach of this Agreement.

(c) Voluntary Resignation. Prior to the end of the Term, Executive may voluntarily resign and thereby terminate this Agreement and his employment hereunder, at any time upon at least sixty (60) days prior written notice to the Company.

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(d) Resignation for Good Reason. Prior to the end of the Term, Executive may resign and thereby terminate this Agreement and his employment hereunder for Good Reason if (i) he gives the Company at least thirty (30) days prior written notice of such termination, which notice must be given within thirty (30) days after the initial occurrence of the event constituting Good Reason and set forth in reasonable detail the occurrence act, deficiency, conduct, breach or failure of the Company that constitutes Good Reason (“Good Reason Notice”), and (ii) the Company fails to cure (as determined by the Board in good faith) such occurrence, act, deficiency, conduct, breach or failure during the period of thirty (30) days immediately following the date such Good Reason Notice is given to the Company. For purposes of this Agreement, “Good Reason” means any of the following undertaken without the consent of Executive:

(i) A material reduction by the Company of Executive’s salary;

(ii) A material diminution by the Company in Executive’s level of duties, authority or responsibilities for the Company;

(iii) A change in Executive’s principal place of employment to a specific physical location; or

(iv) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

(e) Death. Prior to the end of the Term, this Agreement and Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(g) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(c) hereof of its intention to terminate this Agreement and Executive’s employment hereunder. In such event, this Agreement and Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have resumed the performance of his duties under this Agreement. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for one hundred eighty (180) consecutive business days due to physical or mental disability or incapacity.

(h) Expiration. The Term and Executive’s employment hereunder shall terminate upon expiration of the Term as provided herein. The expiration of the Term shall not constitute termination without Cause or for Good Reason.

(i) Return of Materials. Upon termination of Executive’s employment hereunder for any reason, Executive shall deliver promptly to the Company all computers, keys, telephones, other electronic devices, card keys, credit cards, files, correspondence, memoranda, notes, records, drawings, sketches, plans, lists or other documents or property of the Company or its Subsidiaries, which are in Executive’s possession, custody or control.

(j) Resignation From Boards. Upon termination of Executive’s employment hereunder for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as a director and/or officer of the Company or its Subsidiaries.

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7. Termination Payments.

(a) Earned Salary. Upon termination of Executive’s employment for any reason, Executive shall be entitled to the following (collectively, the “Accrued But Unpaid Compensation”);

(i) Any Base Salary earned, but unpaid, prior to such termination;

(ii) Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Section 4(g) hereof prior to the date of termination, so long as claims for such reimbursement (accompanied by appropriate receipts and other supporting documentation) are submitted to the Company within forty-five (45) days following the date of termination; and

(iii) Such employee benefits, if any, as to which Executive may be entitled under the terms and conditions of the Company’s retirement plans or other employee benefit plans as of such termination.

No other compensation or benefits will be due or payable to Executive upon or after any termination expiration of this Agreement, except as expressly provided otherwise in Section 7(b) or as required by law.

(b) Severance Upon Termination Without Cause or Resignation for Good Reason. If (i) the Company terminates this Agreement and employment of Executive other than for Cause, death, Disability or expiration of this Agreement, or (ii) Executive resigns and terminates this Agreement and his employment for Good Reason, then, in addition to all Accrued but Unpaid Compensation payable to Executive hereunder, and conditioned upon and subject to Executive executing and delivering to the Company (and not revoking) a written release of claims in favor of the Company and its Subsidiaries, and each of its respective directors, officers, shareholders, employees, agents, representatives, successors and assigns relating to Executive’s employment with the Company and the termination thereof which is reasonably satisfactory in form and substance to the Company (“Release”), the Company shall continue to pay to Executive his Base Salary as in effect immediately prior to such termination (the “Severance Payments”) for such period of time equal to the number of months or partial months remaining during the Term from the date of such termination (the “Severance Period”). The Severance Payments shall be payable in accordance with the Company’s standard payroll procedures, as such may exist from time to time, commencing with the first payday that occurs at least five (5) business days after the date on which the Release becomes fully effective and is no longer subject to revocation by Executive under the terms thereof, and shall be subject to applicable withholdings.

8. Cooperation. During the Term and thereafter, Executive shall reasonably cooperate with the Company, as reasonably requested by the Company, in any internal investigation or administrative, regulatory or judicial proceeding relating to matters that occurred during the Term.

9. Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (i) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (iii) this Agreement constitutes his or its legal, valid and binding obligation, enforceable in accordance with its terms.

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10. Protection of the Company’s Business.

(a) Confidentiality. During the Term, and at all times thereafter, Executive shall not, directly or indirectly, divulge or disclose, for any purpose whatsoever, any Confidential Information which has been obtained by or disclosed to Executive as a result of his status as an employee of the Company. “Confidential Information” shall mean all information, trade secrets, inventions, data, processes, or other records relating to the Company’s or its Subsidiaries’ business, financial affairs, or operations, including, but not limited to, information related to past, present or future business plans, strategic plans, technical data, technology, source code, software, product or service requirements, customers, financial information, sales information, product design, research and development, prices and methods of pricing, marketing techniques and plans, unannounced products, product and process information, any rates, analyses, summaries, compilations, studies or other records and any other information which, if disclosed to others, might be competitively detrimental to the Company, whether disclosed in any tangible, written, oral, electronic, visual, or other medium. Confidential Information shall also include all information, know-how, trade secrets, technical data, non-technical data, or other confidential information concerning the operations, projects, organization, business, or finances of the Company or any third party to which the Company owes a duty of confidentiality, in whatever form (whether disclosed in any tangible, written, oral, electronic, visual, or other medium), that Company or its Representatives (as defined below) learns, generates, or acquires in conjunction with the prospective business or business relationship with the Company.

Notwithstanding the foregoing, Confidential Information shall not include (i) information that is or becomes a part of the public domain; (ii) information that the Executive can reasonably and properly demonstrate was already in his possession prior to receipt from the Company; (iii) information that is required to be disclosed by law or to comply with a subpoena or court order; (iv) information that is required to be disclosed to the Internal Revenue Service or other taxing authority in connection with an audit; or (v) information necessary to enforce any term or provision of this Agreement.

(b) No Hire. At all times during which Executive serves as an employee of the Company and for a period of one (1) year after Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, solicit for employment or employ any employee of the Company or any of its Subsidiaries, or any individual who was employed by the Company or any of its Subsidiaries within the six-month period immediately prior to the date the Executive’s employment terminates. The parties agree that general advertisements directed at the general public shall not be deemed to violate this Section 10(b).

(c) No Solicitation. At all times during which Executive serves as an employee of the Company and for a period of one (1) year after Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its Subsidiaries, who was a customer or client of the Company or its Subsidiaries at any time during the period of time that the Executive was employed by the Company or who is a prospective customer or client that has been identified and targeted by the Company or its Subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its Subsidiaries, or (ii) any supplier or vendor to the Company or any Subsidiary to terminate, reduce or alter negatively its relationship with the Company or any Subsidiary or in any manner interfere with any agreement or contract between the Company or any Subsidiary and such supplier or vendor. The parties agree that general advertisements directed at the general public shall not be deemed to violate this Section 10(c).

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(d) Non-Disparagement. During the Term, and at all times thereafter, each of the parties shall not, and shall not induce others to, disparage the other party hereto, or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’s or its Subsidiaries’ employees or any individual or entity with whom the Company (or its Subsidiaries) or the Executive, as the case may be, has a business relationship which would adversely affect in any manner (1) the business of each of the parties or its respective subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of each of the parties or its respective subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(e) Reformation. In the event any restriction in this Section 10 should ever be deemed to be excessive in duration or scope or is unreasonable or unenforceable under applicable laws, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by applicable laws. The Executive acknowledges that the restrictive covenants contained in this Section 10 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

11. Inventions.

(a) Executive acknowledges that Executive’s work on and contributions to any documents, programs, designs, methodologies, protocols, inventions, discoveries, innovations, trade secrets, ideas, processes, formulas, data, works of authorship, know-how, improvements, developments, techniques and other expressions in any medium, whether patentable or copyrightable, which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, related to the Company or its Subsidiaries or their respective businesses and in connection with Executive’s services to the Company or any of its Subsidiaries, whether before or during the Term (collectively, “Works”), are and will be within the scope of Executive’s services and part of Executive’s duties and responsibilities hereunder. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States copyright laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as his agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section 11, Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

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(b) Executive shall disclose promptly to the Company, and only to the Company, any invention or idea of Executive in any way related to the Company or its Subsidiaries or their businesses and connected with Executive’s services, the research or development of the Company or its Subsidiaries or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term and hereby assigns to the Company any such invention or idea. Executive agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable the Company to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the exclusive ownership by the Company, of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agents to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) at the time of conception or reduction to practice, the invention relates directly to the business of the Company or any of its Subsidiaries, or to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company or any of its Subsidiaries.

(c) All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer database, rolodex and other property delivered to or compiled by Executive by or on behalf of the Company or any of its Subsidiaries or representatives, vendors or Customers or potential Customers which pertain to the Company or its Subsidiaries shall be and remain the property of the Company or its Subsidiaries, as applicable, and be subject at all times to its discretion and control. This does not include customer lists, customer databases, rolodex or business card files that were the property of Executive before being hired by the Company, even where they have been used by the Executive for the Company’s benefit during the Term. Upon the request of the Company and, in any event, upon the termination of Executive’s employment with the Company, Executive shall deliver all such non-excluded materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its Subsidiaries which are collected by Executive shall be delivered promptly to the Company without request by it upon termination or expiration of Executive’s employment.

12. Employment with Subsidiaries. For purposes of this Agreement, employment with the Company shall include employment with any Subsidiary. “Subsidiary” means any corporation or other entity in which the Company: (i) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors, or (ii) has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution.

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13. Miscellaneous.

(a) Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement, in whole or in part, to any Affiliate of the Company or to any assignee or successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise, provided, however, that, the Company may not assign this Agreement to a subsidiary without the prior written consent of Executive. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and assigns.

(b) Complete Agreement; Waiver; Amendment. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements or offers, whether written or oral, express or implied, among the parties with respect to the subject matter hereof. This Agreement is the final, complete, and exclusive statement of expression of the agreement among the parties with respect to the subject matter hereof, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by each of the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

(c) Notice. Any notices and other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, if delivered personally; (b) upon transmission and confirmation of receipt, if sent by facsimile or email transmission (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one business day after deposit with an overnight courier service, if sent by overnight courier; in each case properly addressed to the party to receive the same. The addresses, facsimile numbers or email addresses for such communications shall be:

if to Executive:

James Trettel

[***]

Phone: [***]

Email: [***]

if to the Company:

Midwest Energy Emissions Corp.

Attn: Richard MacPherson, CEO

1810 Jester Drive

Corsicana, Texas 75109

Phone: [***]

Email: [***]

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or to such other address, facsimile number or email address and to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this provision.

(d) Waiver of Breach. The waiver by either party of a breach of any provisions of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach by either party.

(e) Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law shall be deemed to apply.

(f) Mediation; Arbitration. Except as otherwise provided in Section 13(g) , if a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Procedures before resorting to arbitration. The parties further agree that any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(g) Equitable Remedies. Executive acknowledges that a breach by Executive of the provisions of Sections 10 and/or 11 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of such Sections. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive. Executive also expressly acknowledges and agrees that Executive’s covenants and agreements in Sections 10 and 11 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.

(h) Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(i) Section 409A Compliance. It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. For purposes of this Agreement, phrases such as “termination of employment” shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder. If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s “separation from service” that, absent the application of this Section 13(i), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s “separation from service” or (ii) Executive’s death.

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(j) Survival of Obligations. Any rights and obligations that by their nature extend beyond the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile or scanned or pdf and e-mailed counterpart signatures to this Agreement shall be acceptable and binding on the parties hereto.

(l) Construction. The headings in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation.” Whenever used in this Agreement, the singular shall include the plural and vice versa. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or the government or judicial authority by reason of such party having or being deemed to have structured or drafted such provision of this Agreement.

(m) Acknowledgement of Full Understanding. Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this Agreement. Executive acknowledges and agrees that he has had an opportunity to ask questions and consult with an attorney of his choice before signing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ James Trettel
James Trettel

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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